Exhibit 99.1

NEWS RELEASE

AFC REPORTS FISCAL 2011 RESULTS; PROVIDES FISCAL 2012 GUIDANCE

ATLANTA, March 7, 2012 – AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported results for fiscal 2011 which ended December 25, 2011. The Company also provided guidance for fiscal 2012 as well as an update on its Strategic Plan.

Fiscal 2011 Highlights

•

Reported net income was $24.2 million, or $0.97 per diluted share, compared to $22.9 million, or $0.90 per diluted share, in 2010. Adjusted earnings per diluted share were $0.99 compared to $0.86 in 2010. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures”.

•	Global same-store sales increased 3.1%, compared to a 2.6% increase in 2010.

•	System-wide sales increased 6.6%, compared to a 5.1% increase in 2010.

•	The Popeyes system opened 140 restaurants as compared to 106 last year, an increase of 32%, and permanently closed 75 restaurants, resulting in 65 net openings, compared to 39 in 2010.

•

Operating EBITDA of $45.4 million was 29.5% of total revenues, compared to Operating EBITDA last year of $45.3 million, at 30.9% of total revenues. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•

Free cash flow was $28.5 million compared to $26.3 million in 2010. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures”.

•	In the 4th quarter:

•	Adjusted earnings per diluted share was $0.24 vs. $0.19 in 2010

•	Global same store sales were 5.8% vs. 6.0% in 2010

•	52 new restaurants were opened vs. 48 in 2010.

AFC Enterprises Chief Executive Officer Cheryl Bachelder stated “The fourth quarter was a strong close to our solid 2011 performance. The results are an early indication of what this brand is capable of achieving. As we approach our 40th anniversary, Popeyes is emerging as a strong growth story among QSR restaurants. The strategic roadmap and the principles with which we partner with our franchisees are the keys to our performance results. On this sound foundation, we see 2012 and beyond as the time for accelerated growth, first in the U.S. followed by sensible international expansion thereafter.”

NEWS RELEASE

Fiscal 2012 Expectations and Guidance

From 2009 through 2011, the Company invested in the pillars of its new strategic plan, which we believe differentiate our direction and prospects for the future. The pillars of our strategic plan are:

•	Build a Distinctive Brand

•	Run Great Restaurants

•	Grow Restaurant Profits

•	Accelerate Quality Restaurant Openings.

The Company’s intense focus on these 4 pillars has resulted in 1) effective, efficient advertising of relevant new product innovations that drive traffic; 2) effective tools to support and measure improved speed of service and guest experience; 3) supply chain cost reductions, process improvements and training to improve restaurant profitability; and 4) robust site selection tools and analytics which have resulted in a pipeline of qualified operators opening new Popeyes restaurants with average unit volumes above the system average.

The Company’s execution of its strategic plan coupled with its highly-franchised business model continues to generate strong, consistent free cash flow which serves as the engine for future growth.

Globally, in 2012 the Company expects:

•	Same-store sales growth in the range of 3.0% to 4.0%.

•	New restaurant openings in the range of 135-155 restaurants, and net restaurant openings in the range of 60-100.

•	General and administrative expenses between 2.9% and 3.0% of system-wide sales.

•	Adjusted earnings per diluted share in the range of $1.09 to $1.13, which includes approximately $0.01 for the 53rd week of operations in fiscal 2012.

•

The Company expects its operating model will deliver 2012 increases of approximately 10%-13% in operating profit, Operating EBITDA and adjusted earnings per diluted share after including the effect of the following two items:

•	In 2012, the Company plans to repurchase approximately $15 million in outstanding shares, compared to $22.3 million of share repurchases in 2011.

•	The Company’s effective income tax rate in 2012 is expected to be 37-38% compared to 34.6% in 2011.

In 2012, the Company’s emphasis will be on aggressively pursuing significant domestic growth opportunities. Under the leadership of President-U.S, Ralph Bower, the Company has demonstrated the capability to successfully operate high volume company-owned restaurants. As such, the Company has decided to selectively invest in additional company-owned restaurants to expand the high return Popeyes business model in under-penetrated markets. Accordingly, the Company expects to open 7-9 new company-operated restaurants in 2012, principally in the Indianapolis market where one company-owned restaurant opened in the 4th quarter of 2011. The investment of capital to open these restaurants, combined with the maintenance capital and reimage capital required in existing company-operated restaurants, is estimated to be in the range of $13 to $15 million.

NEWS RELEASE

2011 Financial Performance Review

Total system-wide sales increased by 6.6% in fiscal 2011. System-wide sales were comprised of $1.93 billion in franchise restaurant sales and $54.6 million in company-operated restaurant sales.

Global same-store sales increased 3.1%, compared to a 2.6% increase in 2010. Total domestic same-store sales increased 3.0%, compared to a 2.5% increase last year. This positive sales growth reflects Popeyes continued introduction of highly innovative new products, and refreshed, higher impact merchandising of its famous Bonafide® bone-in chicken. These strategies, married with strong advertising and media plans, have built awareness and improved traffic for the brand.

International same-store sales increased 3.3%, compared to a 3.1% increase last year, the fifth consecutive year of positive same-store sales. Sales growth was due primarily to positive sales in Canada and Turkey, partially offset by negative sales in Korea and Singapore.

As result of positive same store sales and growth in new restaurants, total revenues were $153.8 million, versus $146.4 million in the prior year.

Company-operated restaurant operating profit of $10.2 million was 18.7% of sales, compared to $10.1 million at 19.2% of sales last year. The 50 basis point decrease was primarily due to inflation in commodity costs of approximately 8%, which was partially offset by nominal menu price increases, supply chain savings, and efficiencies in labor and other non-food related costs. Company-operated restaurant operating profit margin is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

General and administrative expenses were $61.3 million, or 3.1% of system-wide sales, consistent with the Company’s previous guidance, and compared to $56.4 million, or 3.0% of system-wide sales last year. The increase in 2011 primarily reflects continued strategic investment in people and resources to accelerate global sales and new restaurant expansion. The Company’s general and administrative expenses as a percentage of system-wide sales remain among the lowest in the industry.

Other expenses were $0.5 million, compared to other expenses of $0.2 million last year. In 2011, the Company recognized $0.8 million in expenses for the corporate service center relocation, $0.5 million in impairments and disposals of fixed assets offset by a $0.8 net gain on the sale of assets.

Operating profit of $40.7 million was $0.5 million less than in 2010 and Operating EBITDA was $45.4 million compared to $45.3 million in 2010. Higher revenues were offset by strategic investments to accelerate global sales and new restaurant development and by higher commodity costs in company-operated restaurants. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

NEWS RELEASE

Interest expense, net was $3.7 million, a $4.3 million decrease from 2010. This decrease was primarily due to lower average interest rates under the Company’s new credit facility entered into in the 4th quarter of 2010, and lower average debt balances outstanding.

Income tax expense was $12.8 million, yielding an effective tax rate of 34.6%, compared to an effective tax rate of 31.0% in the prior year. In 2011, the Company recognized $0.8 million in work opportunity tax credits related to prior years. Excluding the tax credits, the 2011 effective rate would have been 36.8%. In 2010, the Company recorded a tax benefit of $1.4 million related to the completion of a federal income tax audit for years 2004 and 2005. Excluding the tax benefit of $1.4 million during 2010, the 2010 effective tax rate would have been 35.2%. Other differences in the effective tax rate and the statutory rates are due to changes in estimated income tax reserves.

Reported net income was $24.2 million, or $0.97 per diluted share, compared to $22.9 million, or $0.90 per diluted share last year. Adjusted earnings per diluted share were $0.99 in 2011 compared to $0.86 last year. This $0.13 increase in adjusted earnings per diluted share was comprised of $0.09 lower interest expense, plus $0.03 from $22.3 million of share repurchases, and $0.01 in higher operating profit. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

The Company generated $28.5 million of free cash flow in 2011, compared to $26.3 million in 2010. Free cash flow is a supplemental non-GAAP measure performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures” for the Company’s revised definition of free cash flow.

The Popeyes system opened 140 restaurants in 2011, which included 73 domestic and 67 international restaurants, compared to 106 openings in 2010, an increase of 32%. The Popeyes system permanently closed 75 restaurants in fiscal 2011, resulting in 65 net restaurant openings, compared to 39 net openings last year. These closures included 27 domestic and 48 international restaurants.

On a system-wide basis, Popeyes had 2,035 restaurants operating at the end of fiscal 2011, compared to 1,977 restaurants at the end of last year. Total restaurant unit count was comprised of 1,627 domestic restaurants and 408 international restaurants in 25 foreign countries and three territories. Of this total, 1,995 were franchised restaurants and 40 were company-operated restaurants.

Long-Term Guidance

Consistent with previous guidance, over the course of the upcoming five years, the Company believes the execution of its Strategic Plan will deliver on an average annualized basis the following results: same-store sales growth of 1 to 3 percent; net unit growth of 4 to 6 percent; and earnings per diluted share growth of 13 to 15 percent.

Conference Call

The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on March 8, 2012, to review the results of the fourth quarter and full year fiscal 2011. To access the Company’s webcast, go to www.afce.com, select “Investor

NEWS RELEASE

Information” and then select “AFC Enterprises Fiscal 2011 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of December 25, 2011, Popeyes had 2,035 operating restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 25 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.

AFC Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations

(404) 459-4673 or investor.relations@afce.com

Media inquiries:

Alicia Thompson, Vice President, Popeyes Communications & Public Relations

(404) 459-4572 or popeyescommunications@popeyes.com

Supplemental Financial Information on pages 6-14

NEWS RELEASE

AFC Enterprises, Inc.

Consolidated Balance Sheets

As of December 25, 2011 and December 26, 2010

(In millions, except share data)

	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$17.6	$15.9
Accounts and current notes receivable, net	7.0	5.6
Other current assets	4.8	4.3
Advertising cooperative assets, restricted	18.9	16.1

Total current assets	48.3	41.9

Long-term assets:
Property and equipment, net	27.4	21.2
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	46.5	47.0
Other long-term assets, net	2.3	2.7

Total long-term assets	87.3	82.0

Total assets	$135.6	$123.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6.1	$4.8
Other current liabilities	8.2	7.6
Current debt maturities	5.2	4.0
Advertising cooperative liabilities	18.9	16.1

Total current liabilities	38.4	32.5

Long-term liabilities:
Long-term debt	58.8	62.0
Deferred credits and other long-term liabilities	24.6	20.2

Total long-term liabilities	83.4	82.2

Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 24,383,274 and 25,685,705 shares issued and outstanding at the end of fiscal years 2011 and 2010, respectively)	0.2	0.3
Capital in excess of par value	97.6	116.4
Accumulated deficit	(83.2)	(107.4)
Accumulated other comprehensive loss	(0.8)	(0.1)

Total shareholders’ equity	13.8	9.2

Total liabilities and shareholders’ equity	$135.6	$123.9

NEWS RELEASE

AFC Enterprises, Inc.

Consolidated Statements of Operations

(In millions, except per share data)

	12 Weeks Ended		52 Weeks Ended
	12/25/2011	12/26/2010
	(unaudited)	(unaudited)	12/25/2011	12/26/2010
Revenues:
Sales by company-operated restaurants	$12.4	$12.2	$54.6	$52.7
Franchise revenues	22.9	21.0	95.0	89.4
Rent and other revenues	1.0	1.0	4.2	4.3

Total revenues	36.3	34.2	153.8	146.4

Expenses:

Restaurant employee, occupancy and other expenses	5.5	5.6	26.1	25.8
Restaurant food, beverages and packaging	4.2	3.9	18.3	16.8
Rent and other occupancy expenses	0.6	0.6	2.7	2.1
General and administrative expenses	15.1	14.7	61.3	56.4
Depreciation and amortization	1.0	0.9	4.2	3.9
Other expenses (income), net	0.5	0.3	0.5	0.2

Total expenses	26.9	26.0	113.1	105.2

Operating profit	9.4	8.2	40.7	41.2
Interest expense, net	0.9	2.1	3.7	8.0

Income before income taxes	8.5	6.1	37.0	33.2
Income tax expense	2.8	1.7	12.8	10.3

Net income	$5.7	$4.4	$24.2	$22.9

Earnings per common share, basic:	$0.24	$0.18	$0.99	$0.91

Earnings per common share, diluted:	$0.23	$0.18	$0.97	$0.90

Weighted-average shares outstanding
Basic	24.0	25.4	24.5	25.3
Diluted	24.5	25.7	25.0	25.5

NEWS RELEASE

AFC Enterprises, Inc.

Consolidated Statements of Cash Flows

(In millions)

	2011	2010
Cash flows provided by (used in) operating activities:
Net income	$24.2	$22.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4.2	3.9
Asset write-downs	0.5	0.7
Net gain on sale of assets	(0.8)	(0.5)
Deferred income taxes	1.3	1.5
Non-cash interest expense, net	0.5	1.7
Provision for credit (recoveries)	(0.3)	(0.5)
Excess tax benefit from stock-based payment arrangements	(0.1)	—
Stock-based compensation expense	2.9	2.7
Change in operating assets and liabilities:
Accounts receivable	(1.4)	1.5
Other operating assets	(0.2)	(1.7)
Accounts payable and other operating liabilities	1.3	(3.8)

Net cash provided by operating activities	32.1	28.4

Cash flows provided by (used in) investing activities:
Capital expenditures	(7.6)	(3.2)
Proceeds from dispositions of property and equipment	0.7	—
Proceeds from notes receivable and other investing activities	0.3	3.0

Net cash used in investing activities	(6.6)	(0.2)

Cash flows provided by (used in) financing activities:
Principal payments – 2005 Credit Facility (term loan)	—	(78.3)
Principal payments – 2010 Credit Facility (term loan)	(3.8)	—
Borrowings under 2010 credit facility (term loan)	—	40.0
Borrowings under 2010 revolving credit facility	2.0	22.0
Excess tax benefits from stock-based payment arrangements	0.1	—
Share repurchases	(22.3)	—
Proceeds from exercise of employee stock options	0.6	1.5
Debt issuance costs	—	(1.2)
Other financing activities, net	(0.4)	(0.4)

Net cash used in financing activities	(23.8)	(16.4)

Net increase in cash and cash equivalents	1.7	11.8
Cash and cash equivalents at beginning of year	15.9	4.1

Cash and cash equivalents at end of year	$17.6	$15.9

NEWS RELEASE

	Q4 Ended 12/25/2011	Q4 Ended 12/26/2010	Year-end 12/25/2011	Year-end 12/26/2010
Total Same-Store Sales
Company-operated	(1.5%)	9.2%	1.1%	4.0%
Franchised [a]	6.2%	6.1%	3.1%	2.5%

Total Domestic	5.9%	6.2%	3.0%	2.5%
International [b]	4.6%	4.3%	3.3%	3.1%

Global	5.8%	6.0%	3.1%	2.6%
Total Franchised (a and b)	6.0%	5.9%	3.1%	2.6%

New Unit Openings
Company-operated	2	1	2	1
Franchised	30	21	71	44

Total Domestic	32	22	73	45
International	20	26	67	61

Global	52	48	140	106

Unit Count*
Company-operated	40	38	40	38
Franchised	1,587	1,542	1,587	1,542

Total Domestic	1,627	1,580	1,627	1,580
International	408	397	408	397

Global	2,035	1,977	2,035	1,977

*	Restaurant unit count is presented net of temporary closures.

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share, Company-operated restaurant operating profit margins, Operating EBITDA, and free cash flow are supplemental non-GAAP financial measures. The Company uses company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share, in addition to net income, operating profit and cash flows from operating activities, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and performance of its business because they provide a link between profitability and operating cash flow. Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.

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Adjusted earnings per diluted share: Calculation and Definition

The Company defines adjusted earnings for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of the following:

(i) other expense (income), net, as follows:

•	Fourth quarter 2011 includes $0.4 million in expenses for the global service center relocation and $0.2 million in other expenses offset by $0.1 million net gain on the sale of assets;

•	Fourth quarter 2010 includes $0.4 million in impairments and disposals of fixed assets, offset by a $0.1 million net gain on the sale of assets;

•	Fiscal 2011, includes $0.8 million in expenses for the global service center relocation, and $0.5 million in impairments and disposals of fixed assets offset by a $0.8 net gain on the sale of assets;

•	Fiscal 2010 includes $0.7 million for impairments and disposals of fixed assets partially offset by $0.5 million for net gain on sales of assets;

(ii) for fiscal 2011, $0.5 million in accelerated depreciation related to the Company’s relocation to a new corporate service center;

(iii) for the fourth quarter and fiscal year 2010, the interest expense associated with the refinancing of the Company’s credit facility;

(iv) the tax effect of these adjustments and

(v) for fiscal 2010 the tax audit benefit.

Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis fiscal 2011 and fiscal 2010, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to adjusted earnings per diluted share:

(in millions, except per share data)	Q4 2011	Q4 2010	Fiscal 2011	Fiscal 2010
Net income	$5.7	$4.4	$24.2	$22.9
Other expense (income), net	0.5	0.3	0.5	0.2

Accelerated depreciation related to the Company’s relocation to a new Global Service Center	—	—	0.5	—

Interest charges associated with refinancing of credit facility	—	0.6	—	0.6
Tax effect	(0.2)	(0.4)	(0.5)	(0.3)
Tax audit benefit	—	—	—	(1.4)

Adjusted net income	$6.0	$4.9	$24.7	$22.0

Adjusted earnings per diluted share	$0.24	$0.19	$0.99	$0.86

Weighted average diluted shares outstanding	24.5	25.7	25.0	25.5

NEWS RELEASE

Operating EBITDA: Calculation and Definition

The Company defines Operating EBITDA as “earnings before interest expense, taxes, depreciation and amortization, and other expenses (income), net”. The following table reconciles on a historical basis for 2011 and 2010, the Company’s earnings before interest expense, taxes, depreciation and amortization, and other expenses (income), net (“Operating EBITDA”) on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to Operating EBITDA. “Operating EBITDA as a percentage of Total Revenues” is defined as “Operating EBITDA” divided by “Total Revenues”.

(dollars in millions)	Fiscal 2011	Fiscal 2010
Net income	$24.2	$22.9
Interest expense, net	3.7	8.0
Income tax expense	12.8	10.3
Depreciation and amortization	4.2	3.9
Other expenses (income), net	0.5	0.2

Operating EBITDA	$45.4	$45.3

Total Revenues	$153.8	$146.4

Operating EBITDA as a percentage of Total Revenues	29.5%	30.9%

Company-Operated Restaurant Operating Profit Margins: Calculation and Definition

The Company defines company-operated restaurant operating profit as “sales by company-operated restaurants” minus “restaurant employee, occupancy and other expenses” minus “restaurant food, beverages and packaging.” The following table reconciles on a historical basis for 2011 and 2010, the Company’s company-operated restaurant operating profit margins to the line item on its consolidated statement of operations entitled “sales by company-operated restaurants,” which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to company-operated restaurant operating profit margins. “Company-operated restaurant operating profit margin as a percentage of sales by company-operated restaurants” is defined as “company-operated restaurant operating profit” divided by “sales of company-operated restaurants.”

(dollars in millions)	Fiscal 2011	Fiscal 2010
Sales by company-operated restaurants	$54.6	$52.7
Restaurant employee, occupancy and other expenses	(26.1)	(25.8)
Restaurant food, beverages and packaging	(18.3)	(16.8)

Company-operated restaurant operating profit	$10.2	$10.1

Company-operated restaurant operating profit as a percentage of sales by company-operated restaurants	18.7%	19.2%

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Free cash flow: Calculation and Definition

The Company defines Free Cash Flow as “net income” plus “depreciation and amortization”, plus “stock-based compensation expense”, minus “maintenance capital expenditures” (which includes: for fiscal 2011 $1.5 million in company restaurant reimages, $0.8 million of information technology hardware and software and $0.5 million in other capital assets to maintain, replace and extend the lives of company-operated restaurant facilities and equipment and for fiscal 2010, $1.4 million for information technology hardware and software, $1.2 million for reopening a company restaurant in New Orleans and restaurant reimaging and corporate office construction and $0.6 million in other capital assets to maintain, replace and extend the lives of company-operated facilities and equipment). In 2011, maintenance capital expenditures exclude $3.3 million related to the construction of the new corporate office, and $1.5 million for the construction of new company-operated restaurants.

The Company’s definition of free cash flow has been changed to exclude the effects of mandatory debt payments as management believes the new definition conforms to the free cash flow definition more commonly used by analysts, investors and lenders.

The following table reconciles on a historical basis for fiscal 2011 and fiscal 2010, the Company’s free cash flow on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to free cash flow:

(dollars in millions)	Fiscal 2011	Fiscal 2010
Net income	$24.2	$22.9
Depreciation and amortization	4.2	3.9
Stock-based compensation expense	2.9	2.7
Maintenance capital expenditures	(2.8)	(3.2)

Free cash flow	$28.5	$26.3

Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this release include discussions regarding the Company’s planned implementation of its strategic plan, the Company’s expected growth in 2012, projections and expectations regarding same-store sales for fiscal 2012 and beyond, the Company’s ability to improve restaurant level margins, guidance for new restaurant openings and closures, and the Company’s anticipated 2012 and long-term performance, including projections regarding general and administrative expenses, and net earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our credit facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our credit facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices,

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supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in the other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.